Exhibit (10) Q

                        Agreement dated February 24, 1999
                               with Hugh W. Mohler

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                                                                  Exhibit (10) Q

                          AGREEMENT AND GENERAL RELEASE

               This is an Agreement and General Release (Agreement) between Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company (the Companies) and Hugh W. Mohler (Mr. Mohler). It embodies the mutual agreement of the parties for Mr. Mohler's retirement from his employment with the Companies. The parties agree as follows:

               1. The Companies will pay Mr. Mohler, in bi-weekly payments, his current regular salary which is $295,000 annually (less all lawful deductions). Mr. Mohler shall be entitled to these bi-weekly payments for the period from the effective date of this Agreement to February 1, 2000. In the event that Mr. Mohler accepts other employment, any remaining balance of the amount due him under this paragraph shall be paid to him in a lump sum (less all lawful deductions) within a reasonable time after Mr. Mohler notifies the Companies of his obtaining other employment.

               2. The Companies will provide Mr. Mohler his current level of employee benefits for the same period set forth in Paragraph 1 for salary payments. In accordance with the salary payment period, these benefits shall cease upon acceptance of other employment except to the extent that Mr. Mohler is entitled to such benefits under the Companies' retirement program. The Companies will provide these benefits to Mr. Mohler in the following areas: dental coverage, medical coverage, life insurance coverage, pension benefits, thrift plan, employee assistance program, blood program, and checking account benefits. Payment for benefits and premiums for benefit coverage will continue to be made in the same manner as prior to this Agreement, and allowable

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deductions from Mr. Mohler's pay shall be made for such payments. The Companies and Mr. Mohler will continue to make payment for benefits and benefit premiums in substantially the same proportion as before this Agreement. The level of benefits specified in this paragraph shall be at the same level as if Mr. Mohler remained employed in his current capacities for the Companies, except that the parties expressly agree that if any of the benefit programs or plans change for comparable employees of the Companies, Mr. Mohler's level of benefits and proportional share of payments or premiums will change in a like manner.

               3. With respect to the Supplemental Executive Retirement Plans (SERPs), Mr. Mohler shall receive a lump sum payment for the amounts vested as of February 1, 1999 or such earlier date as he retires from the Companies, for the cash balance SERP and for the 401(K)SERP, and any accrued interest thereon pursuant to the SERPs. If Mr. Mohler has not accepted other employment by February 1, 2000, the Companies will further supplement his retirement benefits with a lump sum payment of $25,000.

               Mr. Mohler is a participant for 1998 in the Annual Incentive Compensation Plan of Mercantile Bankshares Corporation and Affiliates ("AICP"). The AICP incentive compensation will be payable in the first quarter of 1999. Mr. Mohler will not be eligible for AICP participation for the year 1999 or thereafter.

               4. The Companies will provide to Mr. Mohler the title, free and clear of any liens, to the automobile currently provided for his use. The Companies shall be responsible for transfer taxes incurred in this transfer of title. Mr. Mohler will be solely responsible for any insurance coverage on or related to the vehicle. The Companies will

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cease any insurance coverage on the automobile as of five days following the effective date of this Agreement. In addition, the parties expressly agree that the Companies will cease all travel and accident coverage applicable to Mr. Mohler, and will cease the payment of any club dues for Mr. Mohler, as of the effective date of this Agreement. Mr. Mohler's Caves Valley membership privileges have terminated.

               5. The Companies will provide Mr. Mohler with outplacement assistance. This assistance will include the provision of an office, telephone and secretarial assistance for a period of six months at an outside facility.

               6. Mr. Mohler's positions as an officer of the Companies, as an officer or director of any subsidiaries of the Companies, and as a member of committees of the Companies and subsidiaries, have terminated. Mr. Mohler shall, after the effective date of this Agreement, not be required to perform any executive or line management responsibilities for the Companies but he shall make himself available for transitional activities during the period specified for salary payments in paragraph 2 of this Agreement.

               7. Mr. Mohler agrees that the benefits listed in paragraphs 1 through 5 are not benefits to which he is otherwise entitled by reason of his employment, and that in consideration of the promises set forth in paragraphs 1 through 5, he will, and hereby does, forever and irrevocably release and discharge the Companies, their officers, directors, employees, agents, subsidiaries, affiliates, predecessors, successors, purchasers, assigns, and representatives, of any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any

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way arising from or relating to any act, occurrence, or transaction before the date of this Agreement. This is a General Release. Mr. Mohler expressly acknowledges that this General Release includes, but is not limited to, Mr. Mohler's intent to release the Companies from any claim of age, race, sex, religion, national origin or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. ss.2000 et seq.), the Employee Retirement Income Security Act (29 U.S.C. ss.1001 et seq.), Article 49B of the Maryland Annotated Code, and any other law prohibiting employment discrimination. Mr. Mohler agrees not to sue the Companies or to join in any lawsuit against the Companies, or any other person or entity specified in this paragraph, concerning any matter which arose on or before the date of this Agreement. Mr. Mohler agrees that he shall not be regarded as the prevailing party for any purpose, including, but not limited to, determining responsibility for or entitlement to attorneys' fees, under any statute or otherwise.

               8. Mr. Mohler will retire from his employment with the Companies on or before February 1, 2000 or such earlier time as he accepts other employment. Mr. Mohler has received this Agreement on January 22, 1999. Mr. Mohler understands that he has twenty-one (21) days from his receipt of this Agreement to consider his decision to sign it. By signing this Agreement, Mr. Mohler expressly acknowledges that his decision to sign this Agreement was of his own free will. Mr. Mohler understands that he may revoke this Agreement for up to and including seven (7) days after his execution of the Agreement, and that the Agreement shall not become effective until the expiration of seven days from its execution, the effective date of this Agreement.

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Mr. Mohler has been advised by the Companies to consult an attorney regarding the terms of this Agreement before signing it.

               9. Mr. Mohler expressly acknowledges and understands that this Agreement is not an admission of liability under any statute or otherwise by the Companies, and does not admit any violation of Mr. Mohler's legal rights, but is solely entered into as an exchange for the terms described above.

               10. This Agreement shall be binding upon and inure to the benefit of the assigns, heirs, executors, and administrators of Mr. Mohler and the Companies, their officers, directors, employees, agents, subsidiaries, affiliates, predecessors, successors, purchasers, assigns, and representatives, that this Agreement contains the entire agreement and understanding of the parties, that there are no additional promises or terms among the parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the parties.

               11. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

               12. Mr. Mohler represents that he has read this Agreement, that he understands all of its terms, and that he enters into this Agreement voluntarily and with knowledge of its effect.

        2-24-99                             /s/ Hugh W. Mohler
        -------                             ------------------
         Date                               Hugh W. Mohler

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                                    Mercantile Bankshares Corporation

        February 24, 1999           By:    /s/ H. Furlong Baldwin
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Date                                     H. Furlong Baldwin, Chairman,
                                           President and Chief Executive
                                           Officer

                                    Mercantile-Safe Deposit and Trust
                                           Company

        February 24, 1999           By:    /s/ H. Furlong Baldwin
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Date                                       H. Furlong Baldwin, Chairman
                                           And Chief Executive Officer